                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                              Interpool, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                [INTERPOOL LOGO]

April 17, 1997

Dear Stockholders:

     It is our pleasure to invite you to our annual meeting of stockholders. The meeting will be held on Wednesday, May 21, 1997 at 11:00 a.m. at the Union League Club, 38 East 37th Street, New York, New York 10016. Please note that the Union League Club requires that guests dress in a manner befitting the nature of the Club. Women are requested to wear dresses, skirts or pantsuits and gentlemen are to be appropriately attired with jackets and ties.

     On the following pages you will find the formal notice of the annual meeting and proxy materials. The vote of each stockholder is important. Please be sure to mark, sign and return the enclosed proxy card so that your shares will be represented. Even if you have executed a proxy, you may still attend the annual meeting and vote your shares in person. In addition to casting your ballot for the items to be voted upon, you will be afforded an opportunity to ask questions and express your views on Company operations.

     We appreciate the continuing interest and support of our stockholders and look forward to seeing many of you at the annual meeting.

                                          Sincerely,

---------------------------------------------  ---------------------------------------------
Martin Tuchman                                 Raoul J. Witteveen
Chairman of the Board                          President/Chief Financial Officer
Chief Executive Officer                        Chief Operating Officer

       INTERPOOL, INC. 211 College Road East/Princeton, New Jersey 08540

                                INTERPOOL, INC.
                             211 COLLEGE ROAD EAST
                          PRINCETON, NEW JERSEY 08540

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1997

                                                           Princeton, New Jersey
                                                                  April 17, 1997

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INTERPOOL, INC. (the "Company") will be held at The Union League Club, 38 East 37th Street, New York, New York 10016 on Wednesday, May 21, 1997, at 11:00 a.m., Eastern Daylight Time, for the following purposes:

     (1) to elect two (2) directors to serve as Class I directors for a term of three years and until their successors shall have been elected and shall have qualified; and

     (2) to ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the 1997 fiscal year; and

     (3) to act upon such other matters as may properly come before the meeting or any adjournments thereof.

     All holders of common stock of record at the close of business on April 15, 1997 will be entitled to notice of and to vote at the Annual Meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE PREPAID RETURN ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING BY SUBMITTING A WRITTEN REVOCATION OR A NEW PROXY, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors

                                          --------------------------------------
                                          Martin Tuchman
                                          Chairman/Chief Executive Officer

                                INTERPOOL, INC.
                             211 COLLEGE ROAD EAST
                          PRINCETON, NEW JERSEY 08540

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Interpool, Inc. (the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on Wednesday, May 21, 1997 at 11:00 a.m., Eastern Daylight Time, and at any adjournments thereof.

     This Proxy Statement, Notice of Meeting, form of proxy and the Company's Annual Report for 1996 are being mailed to each stockholder at such holder's address of record on or about April 17, 1997.

                                    GENERAL

     Only stockholders of record at the close of business on April 15, 1997 are entitled to notice of and to vote the shares of common stock of the Company (the "common stock") held by them on that date at the Annual Meeting or any adjournments thereof.

     If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the two director nominees proposed by the Board of Directors, for ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1997 and, with regard to all other matters that may properly come before the meeting, as recommended by the Board of Directors; or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of the Company. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on April 15, 1997 will constitute a quorum. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of April 15, 1997, 27,551,728 shares of common stock were outstanding.

     The cost of soliciting proxies in the enclosed form will be borne by the Company. It is expected that the solicitation will be primarily by mail. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                         ITEM 1.  ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class I expires at the 1997 Annual Meeting. The Board of Directors proposes that the nominees described below, both of whom are currently serving as Class I directors, be elected to Class I for a new term of three years and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, all nominees are expected to serve until the 2000 Annual Meeting and until their successors are duly elected and qualified.

                   CLASS I -- DIRECTORS STANDING FOR ELECTION

WARREN L. SERENBETZ

     Warren L. Serenbetz has been a director of the Company since February 1988 and served as Executive Consultant through January 1995. He has also been a director of Trac Lease, Inc. ("Trac Lease"), a subsidiary of the Company, since its founding in November 1986. After co-founding Interpool Limited, a subsidiary of the Company, in 1968, Mr. Serenbetz served as Interpool Limited's president and chief executive officer and as a director until 1975, after which he was director, chairman of the Executive Committee and chief executive officer until his retirement in 1986. Mr. Serenbetz rejoined the Board of Directors of Interpool Limited in 1988. Mr. Serenbetz is currently president of Radcliff Group, Inc. He has been active in industry affairs, serving as an officer, director and member of various world trade and shipping associations. Mr. Serenbetz holds a bachelor's degree in engineering from Columbia University and a master's degree in industrial engineering from Columbia University.

JOSEPH J. WHALEN

     Joseph J. Whalen, a Director of the Company since April 1996, originally joined the accounting firm of Arthur Andersen LLP in 1957 and served as an audit partner in Andersen's New York and New Jersey office for more than ten years prior to his retirement in 1994. Mr. Whalen is a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants where he previously served on the Cooperation with Credit Grantors Committee and the Technical Standards Section of the Professional Conduct Committee. Mr. Whalen is a Certified Public Accountant in New Jersey and New York and holds a bachelor's degree from St. Peter's College.

                         DIRECTORS CONTINUING IN OFFICE

              CLASS II -- TERM EXPIRES AT THE 1998 ANNUAL MEETING

RAOUL J. WITTEVEEN

     Raoul J. Witteveen has been President, Chief Operating Officer, Chief Financial Officer and a director of the Company since March 1993 and has been President, Chief Operating Officer, Chief Financial Officer and a director of Interpool Limited since April 1988. He is a co-founder of Trac Lease and has been Chief Financial Officer, Vice President and a director of Trac Lease since June 1987. From 1982 to 1986, Mr. Witteveen served in a variety of management capacities at Thyssen-Bornemisza N.V., the former parent of Interpool Limited. Mr. Witteveen holds a bachelor's degree in economics and business administration and a master's degree in economics from the Erasmus University in Rotterdam, The Netherlands.

JOHN M. BUCHER

     John M. Bucher has been a director of the Company since March 1993. He has been an investment broker with the firm of Stires and Company, Inc. since 1978, where he advises individual and institutional investors and is active in venture capital placements. Mr. Bucher holds a bachelor's degree in English from Amherst College.

              CLASS III -- TERM EXPIRES AT THE 1999 ANNUAL MEETING

MARTIN TUCHMAN

     Martin Tuchman, Chairman of the Board of Directors and Chief Executive Officer of the Company since February 1988, is also Chairman of the Board of Directors, Chief Executive Officer and a director of Interpool Limited, which he co-founded in 1968. He also has served as a director of Trac Lease, Inc. since June 1987, President of Trac Lease for the period including June 1987 through January 1994 and currently serves as its Chairman and Chief Executive Officer. He has also been Chairman of the Board of Directors of Princeton International Properties, Inc., a family-owned real estate company, which owns and has interests in properties located in Princeton, New Jersey. Mr. Tuchman was previously a member of the Society of Automotive Engineers as well as the American National Standards Institute. Currently, Mr. Tuchman is a member of the United Nations Business Council, a Council comprised of leading international executives organized to promote understanding and cooperation between business and government and a member of the Board of Trustees of the New Jersey Institute of Technology. In 1995, Mr. Tuchman was honored as General Services Entrepreneur Of The Year in an awards program founded by Ernst & Young LLP and in 1996 was named Alumni of the Year by the New Jersey Institute of Technology. Mr. Tuchman holds a bachelor's degree in mechanical engineering from the New Jersey Institute of Technology (Newark College of Engineering) and a master's degree in business administration from Seton Hall University.

ARTHUR L. BURNS

     Arthur L. Burns, General Counsel, Secretary and a director of the Company since January 1990, was Senior Vice President of Law and Administration and Secretary of Interpool Limited from 1986 until June 1996. Since June 1996, Mr. Burns has acted as the Company's independent General Counsel. Prior to joining Interpool Limited, Mr. Burns served as assistant general counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate attorney at the New York law firm of Cahill, Gordon & Reindel from 1969 to 1975. Mr. Burns holds a bachelor's degree in economics from Holy Cross College and a law degree from Fordham University School of Law.

PETER D. HALSTEAD

     Peter D. Halstead, a Director of the Company since June 1994, has been with Summit Bank since 1971 and is now an Executive Vice President. In addition to serving as a Trustee for numerous associations including McCarter Theatre and Cancer Care of New Jersey, Mr. Halstead serves on the commercial lending committee of the New Jersey Banker's Association. Mr. Halstead holds a bachelor's degree from Colgate University and a master's degree in business administration from Fairleigh Dickinson University.

COMMITTEES OF THE BOARD

     The Board has standing Executive, Compensation, Audit and Stock Option Committees, but no Nominating Committee. Special Committees are appointed from time to time by the Board.

     Special Committees.  No special committees were appointed in 1996.

     Compensation Committee. The 1996 Compensation Committee was composed of Messrs. Tuchman, Bucher and Halstead. The Committee's functions are to review the Company's general compensation strategy; establish salaries and review benefit programs and approve certain employment contracts. The Compensation Committee met once in fiscal 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1996, Mr. Tuchman participated in deliberations of the Compensation Committee and the Company's Board of Directors concerning executive officer compensation, however, Mr. Tuchman did not participate in discussions regarding compensation of the Company's Chief Executive Officer.

     Audit Committee. The 1996 Audit Committee was comprised of independent directors Messrs. Bucher, Halstead and Whalen. The Audit Committee's functions are to review management's maintenance of systems of internal control, financial reporting and application of generally accepted accounting principals. In addition, the Audit Committee reviews the scope of the services of the Company's independent auditors and may recommend the independent auditors for appointment by the Board of Directors subject to Stockholder approval. The Audit Committee met once in 1996.

     Stock Option Committee. The 1996 Stock Option Committee was composed of Messrs. Tuchman, Witteveen and Halstead. The Company's 1993 Stock Option Plan for Executive Officers and Directors (the "Stock Option Plan") was adopted by the Company's Board of Directors and approved by the stockholders in March 1993 and amended in May 1996. A total of six million shares of common stock have been reserved for issuance under the Stock Option Plan. Options may be granted under the Stock Option Plan to executive officers and directors of the Company or a subsidiary (including any executive consultant of the Company and its subsidiaries), whether or not they are employees.

     To date, options to purchase 4,408,500 shares under the 1993 Stock Option Plan for Executive Officers and Directors have been granted, 15,000 of which have expired due to failure to exercise. Options to purchase 75,000 shares have been granted under the Non Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors, 30,000 of which have expired due to failure to exercise. None of the options granted under either the 1993 Stock Option Plan for Executive Officers and Directors or the Non Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors have been exercised to date.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers and directors of the Company:

NAME                            AGE                     POSITIONS AND OFFICES
------------------------------  ---     ------------------------------------------------------
Martin Tuchman................  56      Chairman of the Board of Directors and Chief Executive
                                        Officer
Raoul J. Witteveen............  41      President, Chief Operating Officer, Chief Financial
                                        Officer and Director
Warren L. Serenbetz...........  73      Director
Sheldon Landy                   65      Vice President, President Railpool Division
Arthur L. Burns...............  52      Secretary and Director
Ernst Baenziger...............  61      Director
John M. Bucher................  66      Director
Peter D. Halstead.............  55      Director
Joseph J. Whalen..............  65      Director
Richard W. Gross..............  52      Senior Vice President
William Geoghan...............  46      Controller

                        NON-DIRECTOR EXECUTIVE OFFICERS

RICHARD W. GROSS

     Richard W. Gross, Senior Vice President of the Company since 1996 has been Senior Vice President, Finance of Interpool Limited since 1990 and is responsible for investor and lender relations. Mr. Gross originally joined Interpool Limited as Controller, and has been with Interpool for more than 20 years. Prior to joining Interpool, Mr. Gross spent five years with Arthur Andersen in their New York office. Mr. Gross is a certified public accountant and received a Bachelor of Science degree in Accounting from Long Island University.

ERNST BAENZIGER

     Ernst Baenziger has been an employee since 1977, serving as Senior Vice President and a director of Interpool Limited since 1991. Mr. Baenziger is responsible for Europe, Far East, Australia and New Zealand operations. He is also Managing Director of Interpool Limited's Basel, Switzerland branch, handling sales and operations, and serves as the managing director of CTC Equipment A.G. Mr. Baenziger holds a bachelor's degree in economics and business administration from Handelshochschule, St. Gallen.

SHELDON LANDY

     Sheldon Landy, Vice President of the Company since March 1993, has been President of the Company's Railpool division since 1979. Mr. Landy is a member of the Transportation Research Board, a part of the National Research Council and serves as a committee member studying the intermodal transportation industry. Mr. Landy holds a bachelor's degree in liberal arts from the University of Chicago and master's degree in business administration from Northwestern University.

WILLIAM A. GEOGHAN

     William Geoghan, Controller of the Company since April 1992 and Vice President and Controller of Interpool Limited since January 1989, is a certified public accountant. He joined Interpool Limited in 1981 and served as assistant controller for Interpool Limited 1985 to 1989. Mr. Geoghan holds a bachelor's degree in commerce from Rider University.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to or on behalf of its Chief Executive Officer and each of its other four most highly compensated executive officers who earned over $100,000 in 1996 for services rendered in all capacities during the years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                         ANNUAL COMPENSATION              COMPENSATION
                                               ----------------------------------------   ------------
                                                                           OTHER            # STOCK
     NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS     COMPENSATION(1)(2)     OPTIONS
--------------------------------------  ----   --------   --------   ------------------   ------------
Martin Tuchman........................  1996   $638,141   $464,580       $   72,079           225,000
  Chairman of the Board of Directors    1995   $607,753   $357,300       $   47,063                 0
  Chief Executive Officer and Director  1994   $578,812   $231,960       $   33,520         1,200,000

Raoul J. Witteveen....................  1996   $449,737   $302,290       $   36,239           112,500
  President, Chief Financial Officer,   1995   $428,321   $228,650       $   21,015                 0
  Chief Operating Officer and Director  1994   $407,925   $140,980       $   51,846           600,000

Ernst Baenziger.......................  1996   $179,702   $      0       $  516,667(2)              0
  Sr. Vice President, Interpool         1995   $177,600   $      0       $  480,000(2)              0
     Limited
                                        1994   $177,600   $      0       $1,035,000(2)              0

Sheldon Landy.........................  1996   $152,000   $ 40,000                0                 0
  Vice President; President of          1995   $147,000   $ 40,000                0                 0
  the Railpool Division                 1994   $140,000   $ 63,000                0                 0

Arthur L. Burns(3)....................  1996   $ 69,034   $ 20,000       $   51,931            14,063
  General Counsel,                      1995   $154,350   $ 50,000       $    7,077                 0
  Secretary and Director                1994   $147,000   $ 70,000       $    9,298            75,000

---------------
(1) Amounts listed include payments made to or on behalf of the executive for certain Company provided automobile and related expenses and medical expense reimbursement as provided for in the executive's Employment Agreement.

(2) Amounts listed as Other Compensation include sales commissions paid.

(3) As of June 1, 1996, Mr. Burns resigned as Vice President of the Company but continues to act as independent General Counsel and as secretary of the Company. Amounts listed in salary include amounts paid through May 31, 1996. Amounts listed under other compensation include $50,025 paid to Mr. Burns for services rendered as General Counsel commencing June 1, 1996. See Related Party Transactions.

     STOCK OPTIONS

     On March 1, 1996, 465,001 options to purchase common stock were granted pursuant to the 1993 Stock Option Plan For Executive Officers and Directors, as follows: Martin Tuchman, 225,000; Raoul J. Witteveen, 112,500; Warren L. Serenbetz, 98,438; Arthur L. Burns, 14,063; John M. Bucher, 7,500; Peter D. Halstead, 7,500. On April 1, 1996, an option to purchase 15,000 shares of common stock was granted to Joseph J. Whalen under the Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors upon Mr. Whalen's appointment to the Board of Directors.

     The following tables set forth information regarding the grant of stock options to certain individuals under the Non-Qualified Stock Option Plan for Executive Officers and Directors and the Non-Qualified Stock Plan for Non-Employee, Non-Consultant Directors during Fiscal 1996. The tables also contain hypothetical potential realizable value during the option terms, assuming a 5% and 10% annual rate of appreciation for all stockholders.

                        OPTION GRANTS DURING FISCAL 1996
                                      AND
                      ASSUMED POTENTIAL REALIZABLE VALUES

                                                                              POTENTIAL REALIZABLE VALUE
                                        % OF TOTAL                              AT ASSUMED ANNUAL RATES
                                         OPTIONS                                  STOCK APPRECIATION
                            NUMBER      GRANTED TO                                  FOR OPTION TERM
                           OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   ---------------------------
          NAME             GRANTED     FISCAL 1996     PRICE        DATE           5%            10%
------------------------  ----------   ------------   --------   ----------   ------------   ------------
Martin Tuchman..........     225,000       48.39%      $11.08      3/1/2006   $  1,567,834   $  3,973,200
Raoul J. Witteveen......     112,500       24.19%      $11.08      3/1/2006   $    783,917   $  1,986,600
Warren R. Serenbetz.....      98,438       21.17%      $11.08      3/1/2006   $    685,931   $  1,738,284
Arthur L. Burns.........      14,063        3.02%      $11.08      3/1/2006   $     97,993   $    248,334
John M. Bucher..........       7,500        1.61%      $11.08      3/1/2006   $     52,261   $    132,440
Peter D. Halstead.......       7,500        1.61%      $11.08      3/1/2006   $     52,261   $    132,440
Joseph J. Whalen........      15,000                   $12.17      4/1/2006   $    114,805   $    290,938
All Stockholders........  27,551,728                   $11.08      3/1/2006   $191,984,641   $486,526,775
                          27,551,728                   $12.17      4/1/2006   $210,871,217   $534,389,066

---------------
(1) Amounts for the named individuals shown under the "Potential Realizable Value" columns above have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options.

(2) The amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of the Company's stock prices.

DIRECTORS' COMPENSATION; ATTENDANCE

     Each member of the Board who is not an officer or executive consultant receives an annual fee of $5,000 for serving on the Board plus $500 and reimbursement of expenses for each Board or committee meeting attended.

     The Board of Directors met four times during fiscal 1996. Each current director attended at least 75% of all meetings of the Board of Directors and committees to which he was assigned that were held during 1996.

DIRECTORS' STOCK OPTIONS

     The Company's Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors (the "Directors' Plan") was adopted by the Board of Directors and approved by the stockholders in March 1993. The Directors' Plan provides for the automatic grant of non-qualified options to non-employee, non-consultant directors at the time the director first joins the Board. The Directors' Plan authorizes grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share is the fair market value of the Company's common stock on the date the person becomes a Director. The options granted pursuant to the Directors' Plan may be exercised at the rate of one-third of the shares on the first anniversary of the director's grant date, one-third of the shares on the second anniversary of the director's grant date and one-third of the shares on the third anniversary of the director's grant date, subject to certain holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the Directors' Plan expire ten years from their grant date except that in the event of the death of a director, the option must be exercised within six months of the date of death or, in the event of resignation of a director, the option must be exercised within ten days of the date of resignation. The Directors' Plan is administered by the Stock Option Committee of the Board of Directors. Pursuant to the Directors' Plan, an option to purchase 15,000 shares of common stock was granted to Mr. Bucher in May 1993, to Peter D. Halstead upon his appointment to the Board of Directors in June 1994 and to Mr. Whalen upon his appointment in April, 1996. In addition, directors of the Company may be granted options under the 1993 Stock Option Plan for Executive Officers and Directors as adopted by the Board of Directors and approved by the Stockholders in March 1993. In March 1996, Messrs. Bucher and Halstead each were granted an option to purchase 7,500 shares of Common Stock under the 1993 Stock Option Plan for Executive Officers and Directors. To date, no stock options have been exercised.

EMPLOYMENT CONTRACTS

     The Company has entered into employment agreements with Raoul J. Witteveen and Martin Tuchman, each dated as of January 1, 1992, as amended and restated in February 1993 (the "Employment Agreement"). Each of the Employment Agreements currently expires on December 31, 2003, except that on each January 1, the expiration date of each employment agreement is automatically extended for an additional year unless the Company or the employee to such employment agreement has given written notice of an election not to extend beyond the end of the then current seven year term. Notice of any such election not to extend the expiration date must be delivered not less than six months prior to the next occurring January 1.

     As compensation for the services to be rendered under their employment agreements, Mr. Tuchman is currently paid an annual base salary of $670,047 and Mr. Witteveen is currently paid an annual base salary of $472,224. The base salary under each employment agreement increases by a minimum of 5% each year. In addition, each of Messrs. Tuchman and Witteveen is entitled to receive an annual bonus equal to 2%, in the case of Mr. Tuchman, or 1%, in the case of Mr. Witteveen, of the amount of any increase in the Company's net income during the year from its net income in the preceding year. Mr. Tuchman and Mr. Witteveen may be entitled to receive additional bonuses based on the performance of the Company as determined by the Company's Compensation Committee. Each employment agreement (i) includes a non-competition provision; (ii) provides that, in the event of the employee's death, the employee's base salary will continue to be paid to his beneficiary for two additional years and, in the event of termination of the employee without cause, the employee will continue to receive his base salary for the entire remaining term then in effect under the employment agreement; and (iii) provides for reimbursement to the employee, for both the employee and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the employee pursuant to Company medical and dental insurance plans, which additional reimbursement continues for a period of five years after expiration of the employment agreement.

     The Company entered into an employment agreement with Arthur L. Burns dated as of January 1, 1993. As of June 1, 1996, Mr. Burns resigned as Vice President of the Company and Senior Vice President of Interpool Limited and voluntarily terminated the agreement, electing instead to act as the Company's independent General Counsel and secretary. Accordingly, since that date, Mr. Burns has not been an employee or executive officer of the Company.

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, in conjunction with the full Board, plays a significant role in establishing corporate goals and strategies and reviewing progress and performance. The Compensation Committee's objectives are to attract and retain experienced and highly competent executives and, further, to both provide incentive and to recognize the individual's contributions toward accomplishing corporate objectives including increasing shareholder value. The elements of total executive compensation reflect the objectives of the Compensation Committee. The base salaries of the Chairman/Chief Executive Officer and the President/ Chief Financial Officer are supplemented by bonuses which are calculated on the basis of the increase in the Company's net income from that of the preceding year. In addition, performance driven discretionary bonuses and stock options are awarded to the Chairman/Chief Executive Officer and the President/Chief Financial Officer and other executive officers based on the Committee's evaluation of the individual's actual participation and contribution to achieving Company goals and objectives.

BASE SALARY

     The base salaries of Messrs. Tuchman and Witteveen are established under employment agreements. (See "Employment Agreements".) In accordance with the terms of the Employment Agreements, each of the named executive officers' base salary reflects a 5% increase above the annual base salary for the preceding year. In reviewing the Company's performance against its business objectives for 1996 noting specifically the increased primary and fully diluted earnings per share and the significant increase in fleet size while maintaining utilization in excess of 95%, the Committee believes that the "hands on" involvement in all phases of the Company's operations contributes significantly to realizing Company objectives and recommended that the base salary of Messrs. Tuchman and Witteveen continue to be paid at the levels established under the terms of the Employment Agreements.

STOCK OPTIONS

     Stock Options awarded by the Stock Option Committee are considered by the Compensation Committee in evaluating total compensation and assuring that executive rewards are linked with long term stockholder value.

BONUSES

     To reward performance, bonuses are paid to the Chairman and Chief Executive Officer and other executive officers. The cash bonus awards are directly tied to the performance of the Company and the contribution of the individual in achieving the Company's performance objectives. In determining the amount of the cash bonus to be awarded, the Compensation Committee considers the increase between the Company's net income for the preceding fiscal year and the Company's net income for the current fiscal year and the efforts of the individual which contributed to the increase. In the case of Messrs. Tuchman and Witteveen, the Employment Agreements provide that the annual bonus may not be less than two percent of the increase in the Company's net income. Through the use of an actual formula to which bonuses are directly tied to increased net income, the Compensation Committee furthers the Company's overall objective of enhancing profitability and increasing shareholder value. Following each fiscal year, the Committee establishes a bonus pool, the amount of which is based upon a subjective assessment of overall Company and individual performance and the extent to which the Company achieved its overall financial goals, growth and return on equity. The Committee believes that the "at risk" feature of discretionary bonuses and bonuses directly tied to percentage increase of Company net income best serves the interests of the Company and its shareholders. Mr. Tuchman withdrew from discussions regarding his award.

TAX DEDUCTIBILITY OF COMPENSATION

     As part of the Omnibus Budget Reconciliation Act of 1993 (the "Act"), certain provisions regarding executive compensation for officers of public companies were added to the Internal Revenue Code. Under the Act, the Internal Revenue Service has issued proposed regulations setting forth exclusions from the Act's general disallowance of ordinary business expense deduction for compensation in excess of $1 million paid to a company's chief executive officer and each of the next four most highly compensated executive officers. The Compensation Committee has decided that at this time no measures will be undertaken to alter the compensation plans, but will continue to review the issue and evaluate whether compensation plans should be altered in the future to satisfy the deductibility requirements.

              John M. Bucher / Peter D. Halstead / Martin Tuchman

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of April 15, 1997 by certain beneficial owners, each of the Company's directors, certain executive officers and all executive officers and directors as a group. All share information reflects the Company's 3 for 2 stock split on March 27, 1997.

                                                                          NUMBER OF     PERCENTAGE
                       NAME OF BENEFICIAL OWNER                         SHARES(9)(10)    OF CLASS
----------------------------------------------------------------------  -------------   ----------
Officers and Directors:
Martin Tuchman(1)(2)..................................................     8,756,768       30.2%
Raoul J. Witteveen(1)(3)..............................................     4,343,924       15.4%
Warren L. Serenbetz(1)(4)(5)..........................................     1,658,243        5.9%
Arthur L. Burns.......................................................       403,019        1.5%
John M. Bucher........................................................        37,500          *
Peter D. Halstead.....................................................        39,000          *
Joseph J. Whalen......................................................         5,000          *
Sheldon Landy.........................................................             0          *
Ernst Baenziger.......................................................        25,000          *
Executive officers and directors as a group (ten persons).............    15,274,593       50.1%

Other Stockholders:
Hickory Enterprises, L.P.(6)..........................................     5,088,911       18.5%
  165 Signal Hill North
  Wilton, Connecticut 06897-1933
Warren L. Serenbetz Jr.(7)............................................       283,646       1.03%
  c/o American National Can Co.
  101 Merritt 7, 3rd Floor
  Norwalk, CT 06856
Paul H. Serenbetz(7)..................................................       283,646       1.03%
  c/o The Morgan School
  Route 81
  Clinton, CT 06413
Stuart W. Serenbetz(7)................................................       283,646       1.03%
  c/o Turner Development Corp.
  375 Hudson Street, 6th Floor
  New York, NY 10014
Clay R. Serenbetz(7)..................................................       283,646       1.03%
  c/o Radcliff Group, Inc.
  695 West Street
  Harrison, NY 10528
The Chartres Limited Partnership(8)...................................        90,000          *
  c/o Interpool, Inc.
  633 Third Avenue
  New York, NY 10017

---------------
  *  Less than 1%

 (1) The business address of each of these individuals is 211 College Road East, Princeton, New Jersey 08540.

 (2) Includes 4,749 shares of which Mr. Tuchman's mother is the record owner; 3,037 shares held jointly by Mr. Tuchman's wife and Mr. Tuchman's mother-in-law; 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 41,719 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman's brother is the beneficiary; 10,948 shares representing Mr. Tuchman's 99% interest in shares held by Martom Associates; and 143,497 shares representing Mr. Tuchman's 28.57% interest in shares held by The Ivy Group, a New Jersey partnership.

 (3) Includes 1,500 shares of which Mr. Witteveen's wife is the record owner and 71,774 shares representing Mr. Witteveen's 14.29% interest in shares held by The Ivy Group, a New Jersey partnership.

 (4) Includes 143,497 shares representing Mr. Serenbetz's 28.57% interest in shares held by The Ivy Group, a New Jersey partnership

 (5) The Serenbetz Trust, of which Warren L. Serenbetz and Thelma R. Serenbetz, Mr. Serenbetz's wife, serve as co-trustees, is the record owner of these shares of the Company's common stock. The beneficiaries of the Serenbetz Trust are members of the immediate family of Warren L. Serenbetz.

 (6) On November 30, 1994, Hickory Enterprises, L.P., a Delaware limited partnership ("Hickory") was formed. Warren L. Serenbetz contributed 2,238,911 shares of the Company's common stock in exchange for a 44% interest as a limited partner in Hickory. One half of that interest was assigned to the Warren L. Serenbetz Retained Annuity Trust, Warren L. Serenbetz, Jr., Trustee. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed 641,250 shares of the Company's common stock in exchange for a 12.6% interest as a limited partner and 71,250 shares for a 1.4% interest as a general partner in Hickory. Each of the four general partners in Hickory have one vote in matters before Hickory. Limited partners do not have any voting rights or rights to participate in the management or operations of Hickory.

 (7) Each of Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a son of Warren L. Serenbetz. Does not include shares held by Hickory Enterprises, L.P. described in footnote (6) above.

 (8) On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership ("Chartres"), in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Burns, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.

 (9) Does not include shares subject to options which have been granted in the following amounts but are not exercisable: Martin Tuchman: 855,000, Raoul
     J. Witteveen: 427,500, Warren L. Serenbetz: 45,000, Arthur L. Burns: 7,500, John M. Bucher: 22,500, Peter D. Halstead: 22,500 and Joseph J. Whalen:
     32,500.

(10) Includes shares subject to options which are exercisable within 60 days as follows: Martin Tuchman: 1,425,000; Raoul J. Witteveen: 712,500; Warren L.
     Serenbetz: 623,438; Arthur L. Burns: 89,063; John M. Bucher: 37,500; Peter
     D. Halstead: 37,500; and Joseph J. Whalen: 5,000 In the event that all said options were exercised, the total outstanding number of the shares of the Company's common stock would be 31,894,229.

STOCKHOLDERS' AGREEMENT

     Martin Tuchman, Raoul J. Witteveen, Arthur L. Burns, Hickory Enterprises L.P., Warren L. Serenbetz Revocable Trust, Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz, Clay R. Serenbetz and Chartres Limited Partnership, who collectively own directly or indirectly 67.6% of the Company's common stock, are parties to an Amended and Restated Stockholders' Agreement dated May 3, 1994 pursuant to which they have agreed not to sell or transfer any shares of Common Stock beneficially owned by them to any person other than the Company or the other parties to the Stockholders' Agreement without the consent of the other parties to the Stockholders' Agreement, unless (i) such shares are first offered to the Company for purchase at a per share price equal to the price offered by any third party making a bona fide offer to buy such shares for cash, cash equivalents or marketable securities (or if no such bona fide offer has been received, at a price equal to the average closing price of a share of Common Stock on the New York Stock Exchange over a period of 20 trading days), and the Company does not elect to purchase such shares, and (ii) such shares are then offered to the other parties to the Stockholders' Agreement for purchase by them at the same per share price described in clause (i) and the other stockholders do not elect to purchase such shares. Notwithstanding the foregoing, the parties to the Stockholders' Agreement may transfer shares of Common Stock to one or more of certain members of their immediate families (or trusts for the benefit of such family members) so long as each transferee agrees to be bound by the terms of the Stockholders' Agreement. The Stockholders Agreement further provides that if the Company (which is not a party to the Stockholders' Agreement) elects to purchase any shares offered to it by a party to the Stockholders' Agreement and the shares offered represent greater than 10% of the shares of the Company held by the offeror, the Company shall have the right to pay the purchase price of such shares by delivery of a promissory note, payable in equal monthly installments (with interest at the prime rate) over the following year. Pursuant to the Stockholders' Agreement, each of the parties thereto has agreed to vote for the re-election of Messrs. Tuchman, Serenbetz, Witteveen and Burns as directors of the Company. The Stockholders' Agreement continues in effect until 2003.

     Within the last year, Messrs. Tuchman, Witteveen and Serenbetz, together with The Ivy Group, a partnership in which they hold collectively a 71.4% interest, have acquired more than 570,000 shares of Interpool common stock, increasing their holdings of Interpool common stock, through purchases on the open market, conversion of preferred stock into common stock and other transactions. This acquisition program, which was previously announced, has now been largely completed. Currently, Messrs. Tuchman, Witteveen and Serenbetz beneficially own a total of 17,662,724 shares, representing 64.1% of the Company's outstanding common stock.

     Arthur L. Burns, the Company's independent General Counsel and Secretary, has advised the Company that he may seek to diversify his investments and in that connection may reduce his holdings of Interpool common stock. Mr. Burns has taken the necessary action under the Stockholders Agreement to enable him to effect one or more such transactions.

BENEFICIAL OWNERSHIP REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file certain reports of ownership and reports of changes of ownership of the Company's equity securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of the Company's directors and executive officers, the Company notes that changes in beneficial ownership by Messrs. Tuchman, Witteveen and Serenbetz were inadvertently reported late on Form 4.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's senior executive officers have interests in other entities that have entered into financing, leasing and other transactions with the Company (including its subsidiaries). The Ivy Group, a New Jersey partnership composed of Mr. Tuchman, Radcliff Group, Mr. Witteveen, Thomas P. Birnie and Graham K. Owen has invested in chassis which it has leased to Trac Lease. Radcliff Group and Martin Tuchman share equally in the net income of The Ivy Group derived from 1,184 chassis owned either directly or indirectly by Radcliff Group and Mr. Tuchman (the "Contributed Chassis"). In addition, each of Radcliff Group and Mr. Tuchman receives 28.5% of the net income of The Ivy Group, other than that derived from the Contributed Chassis. Mr. Witteveen receives 14.3% of the net income of The Ivy Group, other than that derived from the Contributed Chassis. In 1996, 17.5% of the aggregate income of The Ivy Group was derived from the Contributed Chassis and 82.5% was derived from other activities. Currently, pursuant to equipment lease agreements, Trac Lease leases 7,411 chassis from The Ivy Group for aggregate annual lease payments of approximately $3.9 million. Such leases either renew automatically unless canceled by either party prior to the first day of the renewal period or expire on various dates in 1997 or 2000. In August 1990, The Ivy Group pledged approximately 1,400 of the aforementioned chassis to a financial institution in order to secure a loan in the amount of $6.5 million, of which approximately $4.4 million was outstanding as of December 31, 1996. Approximately $2.5 million of the loan was used by The Ivy Group to purchase 50% of the preferred stock of Trac Lease, with the remainder used to purchase equipment. In the event of a default by The Ivy Group under such loan, the Company has agreed to purchase such chassis from the lender at a price equal to the principal balance of the loan then outstanding. The terms of all agreements between the Company and The Ivy Group, including rental rates, are fixed and, in the opinion of the Company's management, are comparable to terms that the Company would have obtained in arms' length transactions with unrelated third parties. The Company has been advised by the principals of The Ivy Group that the personal tax consequences to such principals would make it inadvisable to terminate the transactions entered into with the Company. The Ivy Group has entered into an agreement with the Company pursuant to which it has agreed not to engage in any business activities, except extensions or renewals of the existing lease agreements described above, that are competitive with the Company's business activities without the prior written consent of the Company.

     On December 30, 1986, Princeton Intermodal Equipment Trust I, a New Jersey trust ("Princeton Intermodal"), as lessor, and Trac Lease, as lessee, entered into a lease agreement pursuant to which Trac Lease leases 618 chassis from Princeton Intermodal at a fixed rate of $2.00 per day for an 11 year term. Martin Tuchman and Warren L. Serenbetz, directly and indirectly, are among the beneficiaries of Princeton Intermodal, of which an unaffiliated party is the trustee. The Ivy Group, Mr. Tuchman and Warren L. Serenbetz hold 3.2% , 32.1% and 12.9% interests, respectively, in Princeton Intermodal. The terms of the lease agreement between Princeton Intermodal and Trac Lease, in the opinion of the Company's management, are comparable to terms that Trac Lease would have obtained in an arms' length transaction with an unrelated third party. The Ivy Group entered into a guarantee of all rental payments due from Trac Lease to Princeton Intermodal under such lease agreement, which guarantee continues for the length of the lease term.

     The Company entered into a Consultation Services Agreement with Radcliff Group, Inc. ("Radcliff") dated as of January 1, 1992, as amended and restated in February 1993 pursuant to which Radcliff appointed Warren L. Serenbetz, a stockholder and director of the Company, as Executive Consultant. The Consultation Services Agreement was terminated as of January 1, 1995. In accordance with the terms of the Consultation Services Agreement, Radcliff is entitled to receive its full annual consultation services fee in the amount of $491,990 through December 31, 2002 and reimbursement to both the designated Executive Consultant and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the Executive Consultant pursuant to Company medical and dental insurance plans through December 31, 2007.

     On August 10, 1992, The Ivy Group borrowed $7.1 million from the Company evidenced by a promissory note due in July 1997 (the "Ivy Loan"). In connection with this promissory note, The Ivy Group executed a Chattel Mortgage, Security Agreement and Assignment under which the Company, as secured party, was granted a security interest in 4,364 chassis owned by The Ivy Group and was granted an assignment of all rights to receive rental payments and proceeds related to the lease and sublease of such chassis (the "Ivy Collateral"). The interest rate on the promissory note was 11%. Monthly payments totaling 65% of the principal and interest due on the promissory note were scheduled over a 60-month period, with the 35% balance of principal and interest to be paid with the final monthly payment. The Company then pledged the Ivy Collateral to secure an $8 million loan to the Company with similar repayment terms at a fixed interest rate of 7.5% (the "Bank Loan"). On November 12, 1993, the Company increased its outstanding balance under the Bank Loan to approximately $12 million by borrowing an additional $4.8 million at a floating interest rate of LIBOR plus 1.25%. In consideration of The Ivy Group's consent to the Company's use of the Ivy Collateral to secure the additional borrowing, the interest rate on the Ivy Loan was reduced to match the Company's borrowing rate of 7.1% under the fixed rate portion of the Bank Loan.

     On March 25, 1996, The Ivy Group borrowed an additional $7 million from the Company by increasing its outstanding balance under the Ivy Loan from $6.4 million to $13.4 million, reflecting the current estimated loan value of the Ivy Collateral. Under the terms of the amended Ivy Loan, the entire new balance will bear interest at LIBOR plus 1.75% repayable over a five year term on an interest only basis, subject to maintenance of fixed loan-to-collateral value ratios. The Company was also granted the right to continue to utilize the Ivy Collateral to secure additional Company financings.

     As of March 15, 1996, pursuant to the terms of an Agreement of Merger between Trac Lease and Trac Lease Merger Corp., a newly formed subsidiary (The "Trac Merger"), the Company issued an aggregate of 24,390 shares of its 5 3/4% Cumulative Convertible Preferred Stock ("Interpool Preferred Stock") to Thomas
P. Birnie and Graham Owen, both officers of Trac, and Messrs. Birnie and Owen surrendered an aggregate of 25,000 shares of Common stock representing 12.5% of the outstanding common stock of Trac. Following the Trac Merger, Interpool, Inc. now holds 100% of the outstanding shares of common stock of Trac. As of March 15, 1996, pursuant to the terms of the Trac Merger, the Company also issued 59,664 shares of its Interpool Preferred Stock to The Ivy Group and The Ivy Group surrendered 2,500 shares of Trac Preferred Stock having a stated value of $2,500,000 plus accrued, cumulative dividends of $2,392,425. Following the Trac Merger, no shares of Trac Lease Preferred Stock remain outstanding.

     On August 15, 1992, Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen is one of the limited partners and the general partner, entered into a master equipment lease agreement, as lessor, with Trac Lease, as lessee, pursuant to which Eurochassis L.P. leases 100 chassis to Trac Lease for an annual lease payment of $91,250. The annual lease term renews automatically unless canceled by either party prior to the first day of the renewal period. The terms of such master equipment lease agreement, in the opinion of the Company's management, are comparable to terms that Trac Lease would have obtained in an arms' length transaction with an unrelated third party.

     The Company leases approximately 16,000 square feet of commercial space for its executive offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership. Martin Tuchman holds a direct or indirect equity interest of 13.85% and Radcliff Group holds a direct or indirect equity interest of 13.15% in 211 College Road Associates. The annual rental for this property is approximately $309,000, plus additional amounts for utilities, real estate taxes and operating and maintenance costs, under a lease expiring in 2001, subject to renewal. In the opinion of the Company's management, rent being paid under this lease does not exceed rent that the Company would have paid in an arms' length transaction with any unrelated third party.

     As of June 1, 1996, Arthur L. Burns resigned as Vice President of the Company and Senior Vice President of Interpool Limited and voluntarily terminated his employment agreement, electing instead to act as the Company's independent General Counsel and secretary. Accordingly, since that date, Mr. Burns has not been an employee or executive officer of the Company. For the period from June through December 1996, Mr. Burns was paid $50,025 for independent services rendered to the Company as its General Counsel.

                            STOCK PERFORMANCE GRAPH

     The graph below compares cumulative stockholder returns for the Company for the preceding fiscal year with the Standard & Poor's 500 Stock Index and the Dow Jones Transportation Index. The graph assumes the investment of $100 at the commencement of the measurement periods and that all dividends were reinvested.

        Measurement Period                                                       Dow Jones
      (Fiscal Year Covered)          'Interpool, Inc.'        S&P 500         Transportation
5/4/93                                     100                 100                 100
Dec-93                                     128                 107                 111
Dec-94                                      95                 108                  94
Dec-95                                     116                 149                 130
Dec-96                                     153                 183                 149

        ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1997 ("Fiscal 1997"). Arthur Andersen LLP has served as the Company's independent accountants since 1988. Services provided to the Company and its subsidiaries by Arthur Andersen LLP with respect to the fiscal year ended December 31, 1996 included the audit of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and consultations on various tax and information services matters. A representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

     Ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for Fiscal 1997 will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1997.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Any proposal of a stockholder intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 1998 Annual Meeting, by February 25, 1998.

                               FINANCIAL REPORTS

     Stockholders who wish to receive the Company's quarterly reports on form 10-Q may call the Company at (609) 452-8900 (between 9 a.m. and 5 p.m. Eastern
Time) or write to Interpool, Inc., Attn: Richard W. Gross, Senior Vice President, 211 College Road East, Princeton, New Jersey 08540 to be included on the Company's mailing list.

                                          By Order of the Board of Directors

                                          --------------------------------------
                                          Martin Tuchman
                                          Chairman/Chief Executive Officer

                                INTERPOOL, INC.
                             211 COLLEGE ROAD EAST
                          PRINCETON, NEW JERSEY 08540

            PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- MAY 21, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints Martin Tuchman and Raoul J. Witteveen as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse, all the shares of common stock of Interpool, Inc. held of record by the undersigned, on April 15, 1997, at the Annual Meeting of Stockholders to be held on May 21, 1997 or any adjournment thereof.

                         (TO BE SIGNED ON REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                                INTERPOOL, INC.

                                  MAY 21, 1997


                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------
A /X/ PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

1. ELECTION OF DIRECTORS

                FOR all                         WITHHOLD
        nominees listed at right                AUTHORITY
         (except as marked to           to vote for all nominees        Nominees:  Warren L. Serenbetz
          the contrary below)                listed at right
                 / /                               / /                             Joseph J. Whalen

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.)

2. Proposal to ratify the appointment of Arthur Andersen, LLP as the independent public accountants of the company for the fiscal year ending December 31, 1997.

                FOR             AGAINST              ABSTAIN
                / /               / /                  / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED FOR ELECTION AS DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SIGNATURE
          -----------------------------

DATE
     ----------------------------------

SIGNATURE
          -----------------------------
           SIGNATURE, IF HELD JOINTLY
DATE
     ----------------------------------

NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.